Exhibit 1.2

[As amended through June 21, 2018]

THE COMPANIES LAW
A COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED ARTICLES OF
ELLOMAY CAPITAL LTD.

I  PRELIMINARY

1.	Interpretation

1.1.	In these Articles the following terms shall bear the meaning ascribed to them below:

“Affiliate” is defined in Article 25.5.1 herein.

“Alternate Director” defined in Article 37.1 herein.

The “Articles” shall mean the articles of association contained in the Articles, as originally registered and as they may from time to time be amended.

The “Board” shall mean the Company’s Board of Directors.

The “Company” shall mean the above named company.

“Control” is defined in Article 25.5.1 herein.

“Determining Majority” as defined in Article 6 herein.

“External Director” as defined in the Law.

“Extraordinary Meetings” as defined in Article 21.1 herein.

The “Law” shall mean the Companies Law, 5759 – 1999, as the same may be amended from time to time, and all the rules and regulations promulgated thereunder.

The “Memorandum” shall mean the Memorandum of Association of the Company, as originally registered and as it may from time to time be amended.

“Obligation” as defined in Article 13.1 herein.

“Officer” is defined in Article 25.5.1 herein.

The “Ordinance” shall mean the Companies Ordinance [New Version], 5743-1983, as the same may be amended from time to time.

The “Register of Members” shall mean the Company’s Register of Members.

“Registered Holder” as defined in Article 10 herein.

“Securities” as defined in Article 18 herein.

“Shareholders Agreement” shall mean the Shareholders Agreement, dated as of March 24, 2008, between Kanir Joint Investments (2005) Limited Partnership (“Kanir”) and S. Nechama Investments (2008) Ltd. (“Nechama Investments”), a copy of which is attached hereto as Exhibit A.

Terms and expressions used in the Articles and not defined herein, shall bear the same meaning as in the Law.

1.2.	Sections 2, 3, 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981, shall apply, mutatis mutandis, to the interpretation of the Articles.

1.3.	The captions in the Articles are for convenience only and shall not be deemed a part hereof or affect the interpretation of any provision hereof.

2.	Name

The Name of the Company shall be Ellomay Capital Ltd., and in Hebrew:

אלומיי קפיטל בע"מ

3.	Purpose and Objective

3.1.	The objective of the Company shall be to undertake any lawful activity, including any objective set forth in the Memorandum (for as long as it is in effect).

3.2.
The purpose of the Company is to operate in accordance with commercial considerations with the intention of generating profits. Such considerations may take into account, amongst others, public interest and the interests of the Company’s creditors and employees.  In addition, the Company may contribute reasonable amounts for any suitable purpose even if such contributions do not fall within the business considerations of the Company. The Board may determine the amounts of the contributions, the purpose for which the contribution is to be made, and the recipients of any such contribution.

II  SHARE CAPITAL

4.	Share Capital

The Company’s authorized share capital will be NIS 170,000,000 divided into 17,000,000 ordinary shares of the Company, nominal value NIS 10.00 each.

5.	Limited Liability

The liability of the shareholders of the Company for the indebtedness of the Company shall be limited to payment of the nominal value of such shares.

6.	Alteration of Share Capital

The Company may, from time to time, by a resolution approved at a General Meeting by such majority as is required to amend these Articles (as set forth in Article 25 below), or, if higher, such majority as shall be required to amend the Memorandum (for as long as it is still in force) (collectively, a “Determining Majority”):

6.1.
Increase its share capital in an amount it considers expedient by the creation of new shares. The power to increase the share capital may be exercised by the Company whether or not all of the shares then authorized have been issued and whether or not all of the shares theretofore issued have been called up for payment. Such resolution shall set forth the amount of the increase, the number of the new shares created thereby, their nominal value and class, and may also provide for the rights, preferences of deferred rights that shall be attached to the newly created shares and the restrictions to which such shares shall be subject;

6.2.	Consolidate all or any of its issued or unissued share capital and divide same into shares of nominal value larger than the one of its existing shares;

6.3.
Subdivide all or any of its issued or unissued share capital, into shares of nominal value smaller than the one of its existing shares; provided, however, that the proportion between the amount paid and the amount unpaid on each share which is not fully paid-up shall be retained in the subdivision;

6.4.
Cancel any shares which, as at the date of the adoption of the resolution, have not been issued or agreed to be issued, and thereby reduce the amount of its share capital by the aggregate nominal value of the shares so canceled;

III  SHARES

7.	Rights Attached to Shares

7.1.
Subject to any contrary provisions of the Memorandum (for as long as it is in effect) or the Articles, same rights, obligations and restrictions shall be attached to all the shares of the Company regardless of their denomination or class.

7.2.
If at any time the share capital is divided into different classes of shares, the rights attached to any class may be modified or abrogated by a resolution adopted by a Determining Majority at a General Meeting and by the adoption of a resolution, supported by a Determining Majority, approving same modification or abrogation at a General Meeting of the holders of the shares of such class.

The provisions of the Articles relating to General Meeting of the Company shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a specific class, provided, however, that the requisite quorum at any such separate General Meeting shall be one or more members present in person or by proxy and holding not less than thirty three and one third percent (33⅓%) of the issued shares of such class.

7.3.
The creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed, for purposes of article 7.2, a modification or abrogation of rights attached to shares of such class or of any other class.

8.	Issuance of Shares

Issuance of shares of the Company shall be under the control of the Board, who shall have the authority to issue the Company’s shares or grant options to acquire shares, to such persons and on such terms and conditions as the Board may think fit, or to delegate such authority in accordance with the Law.

9.	Share Certificates

9.1.
Each member shall be entitled, not later than 60 days from the date of issuance or the date of transfer, to receive from the Company one share certificate in respect of all the shares of any class registered in his name on the Register of Members or, if approved by the Company, several share certificates, each for one or more of such shares.

9.2.
Each share certificate issued by the Company shall be numerated, denote the class of the shares represented thereby and the name of the owner, thereof as registered on the Register of Members, and may also specify the amount paid-up thereon.  A share certificate shall be signed on behalf the Company by the person or persons authorized by the Board.

9.3.
A share certificate denoting two or more persons as joint owners of the shares represented thereby shall be delivered to any one of the persons named on the Register of Members in respect of such joint ownership.

9.4.
A share certificate defaced or defective, may be replaced upon being delivered to the Company and being canceled. A share certificate lost or destroyed may be replaced upon furnishing of evidence to the satisfaction of the Board proving such loss or destruction and subject to the submission to the Company of an indemnity letter and/or securities as the Board may think fit.

A member requesting the replacement of a share certificate shall bear all expenses incurred by the Company in connection with the provisions of this Article.

10.	Owners of Shares

The Company shall be entitled to treat the person registered in the Register of Members as the holder of any share, as the absolute owner thereof (a “Registered Holder”) and shall also treat any other person deemed as a holder of shares pursuant to the Law, as an owner of shares.

11.	Calls on Shares

11.1.
The Board may, from time to time, make calls upon members to perform payment of any amount of the consideration of their shares not yet paid, provided same amount is not, by the terms of issuance of same shares, payable at a definite date. Each member shall pay to the Company the amount of every call so made upon him at the time(s) and place(s) designated in such call. Unless otherwise stipulated in the resolution of the Board, each payment with respect to a call shall be deemed to constitute a pro-rata payment on account of all of the shares in respect of which such call was made.

11.2.	A call may contain a demand for payment in installments.

11.3.
A call shall be made in writing and shall be delivered to the member(s) in question not less than fourteen (14) days prior to the date of payment stipulated therein. Prior to the due date stipulated in the call the Board may, by delivering a written notice to the member(s), revoke such call, in whole or in part, postpone the designated date(s) of payment or change the designated place of payment.

11.4.
If, according to the terms of issuance of any share, any amount is due at a definite date, such amount shall be paid on same date, and the holder of the same share shall be deemed, for all intents and purposes, to have duly received a call in respect of such amount.

11.5.
The joint holders of a share shall be bound jointly and severally to pay all calls in respect thereof. A call duly made upon one of the joint holders shall be deemed to have been duly made upon all of the joint holders.

11.6.
Any amount not paid when due shall bear an interest from its due date until its actual payment at a rate equal to the then prevailing rate of interest for unauthorized overdrafts as charged by Bank Hapoalim Ltd, unless otherwise prescribed by the Board.

The provisions of this Article 11.6 shall in no way deprive the Company of, or derogate from any other rights and remedies the Company may have against such member pursuant to the Articles or any pertinent law.

11.7.
The Board may agree to accept prepayment by any member of any amount due with respect to his shares, and may direct the payment of interest for such prepayment at a rate as may be agreed upon between the Board and the member so prepaying.

11.8.	Upon the issuance of shares of the Company, the Board may stipulate similar or different terms with respect to the payment of the consideration thereof by their respective holders.

12.	Forfeiture and Surrender

12.1.
If any member fails to pay when due any amount payable pursuant to a call, or interest thereon as provided for herein, the Company may, by a resolution of the Board, at any time thereafter, so long as said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. All expenses incurred by the Company with respect to the collection of any such amount of interest, including, inter-alia, attorney’s fees and costs of legal proceedings, shall be added to, and shall constitute a part of the amount payable to the Company in respect of such call for all purposes (including the accrual of interest thereon).

12.2.
Upon the adoption of a resolution of forfeiture, the Board shall cause the delivery of a notice thereof to the member in question. Same notice shall specify that, in the event of failure to pay the entire amount due within the period stipulated in the notice (which period shall be not less than thirty (30) days), same failure shall cause, ipso facto, the forfeiture of the shares. Prior to the expiration of such period, the Board may extend the period specified in the notice of forfeiture or nullify the resolution of forfeiture, but such nullification shall not estop nor derogate from the power of the Board to adopt a further resolution of forfeiture in respect of the non-payment of said amount.

12.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited together with the shares.

12.4.	The Company, by a resolution of the Board, may accept the voluntary surrender by any member of all or any part of his shares.

12.5.
Any share forfeited or surrendered as provided herein shall thereupon constitute the property of the Company, and may be resold. Such shares that have not yet been resold shall be considered dormant shares.

12.6.
Any member whose shares have been forfeited or surrendered shall cease to be a member in respect of the forfeited or surrendered shares, but shall, notwithstanding, be obligated to pay to the Company all amounts at the time of forfeiture or surrender due to the Company with respect thereof, including interest and expenses as aforesaid until actual repayment, whether the maturity date of same amounts is on or prior to the date of forfeiture or surrender or at any time thereafter, and the Board, in its discretion, may enforce payment of such amounts or any part thereof, unless such shares have been resold in which event the provisions of the Law shall apply. In the event of such forfeiture or surrender, the Company, by a resolution of the Board, may accelerate the maturity date(s) of any or all amounts then owed to the Company by same member and not yet due, however, arising whereupon all of such amounts shall forthwith become due and payable.

The Board may, at any time before any share so forfeited or surrendered shall have been reissued or otherwise disposed of to a third party, nullify the forfeiture or the acceptance of the surrender on such conditions as it thinks fit, but such nullification shall not estop nor derogate from the power of the Board to re-exercise its powers of forfeiture pursuant to this Article 12.

13.	Lien

13.1.
The Company shall have, at all times, a first and paramount lien upon all the shares registered in the name of each member on the Register of Members, upon all the dividends declared in respect of such shares and upon the proceeds of the sale thereof, as security for his obligations. For the purposes of this Article 13 and of Article 14, the term “Obligation” shall mean any and all present and future indebtedness owed to the Company by a member with respect to his shares, however arising, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, liquidated or non-liquidated.

13.2.
Shall a member fail to fulfill any or all of his Obligations, the Company may enforce the lien, after same member was provided with a period of fourteen (14) days to fulfill the Obligations so breached.

13.3.
A member shall be obliged to reimburse the Company for all expenses thereby incurred with respect to the enforcement of a lien upon same member’s shares, and such obligation shall be secured by the shares which are subject to same lien.

14.	Sale of Shares after Forfeiture or Surrender or in Enforcement of Lien

14.1.
Upon any sale of shares after forfeiture or surrender or in the course of enforcement of a lien, the Company may appoint any person to execute an adequate instrument of transfer or any other instrument required to effect the sale, and shall be entitled to register the purchaser on the Register of Members as the holder of the shares so purchased. The purchaser shall not be obliged to check the regularity of the proceedings of forfeiture, surrender or enforcement of a lien or the use that was made consideration thereby paid with respect to the shares.

As of the entry of the purchaser’s name in the Register of Members in respect of such shares, the validity of the sale shall not be rebutted, and the sole remedy of any person aggrieved by the sale shall be in damages, and against the Company solely.

14.2.
The net proceeds of any such sale, after payment of the selling expenses, shall serve for repayment of the Obligations of the respective member, and the balance if any shall be paid to the member, his inheritors, the executors of his will, the administrators of his estate, and to persons on his behalf.

15.	Redeemable Securities

Subject to the Law, the Company may issue redeemable securities and redeem the same.

16.	Effectiveness of Transfer of Shares

A transfer of title to shares of the Company, whether voluntarily or by operation of law, shall not confer upon the transferee any rights towards the Company as a Registered Holder unless and until such time as the transfer has been registered in the Register of Members.

17.	Procedure on Voluntary Transfer of Shares

A person desiring to be registered as a Registered Holder, shall deliver to the Company an instrument of transfer of shares according to which he is the transferee accompanied by a notice to the effect, in a form to be prescribed by the Board, duly executed by such person and the transferor, and subject to the prior fulfillment of the provisions of Article 18 below, the Board shall instruct the registration of same in the Register of Members.

18.	Transfer of Shares

18.1.
The transfer of shares of the Company and any other securities issued by the Company and owned by a Registered Holder (in this Article 18, hereinafter, “Securities”) shall be made in writing in a conventional manner or as established by the Board; it may be effected by the signature of the transferor only, on the condition that an appropriate share transfer deed shall be submitted to the Company.

18.2.
Securities that are not paid up in full or are subject to any lien or pledge may not be transferred unless the transfer is approved by the Board, which may at its sole discretion withhold its approval without having to show grounds.

18.3.
Any transfer of Securities that are not paid up in full shall be subject to the signature of the transferee and the signature of a witness in verification of the authenticity of the signatures on the share transfer deed.

18.4.	The transferor shall be deemed to be the Registered Holder of the transferred Securities until the name of the transferee is entered in the Register of Members.

18.5.
The share transfer deed shall be submitted to the office for registration together with the certificates to be transferred and such other evidence as the Company may require with regard to the transferor’s title or right to transfer the Securities. The share transfer deed shall remain with the Company after its registration.

18.6.	The Company may demand payment of a transfer registration fee at a rate to be determined by the Board from time to time.

18.7.	The Board may close the Register of Members for a period no longer than 30 days every year.

18.8.
Upon the death of a Registered Holder of Securities of the Company, the Company shall recognize the guardians, administrators of the estate, executors of the will, and in the absence of such persons, the inheritors of the deceased person as the only ones entitled to be registered as the Registered Holders of Securities of the Company, subject to proof of their rights in a manner established by the Board.

18.9.
In the event of the deceased member being a Registered Holder of a Security jointly with other persons, the surviving member shall be considered the sole Registered Holder of said Securities, upon the approval of the Company, without exempting the estate of the deceased joint holder from any of the obligations relating to the jointly held Securities.

18.10.
A person acquiring a right to a Security by virtue of his being a guardian or administrator of the estate or inheritor of the deceased member, or receiver, liquidator or trustee in liquidation proceedings regarding a corporate member, or by any operation of law, may be subject to submission of such proof of entitlement as the Board may establish be entered as the Registered Holder of the respective Security or transfer the Security subject to the provisions of the Articles with regard to such transfer.

18.11.
A person acquiring a Security as a result of a transfer by operation of law shall be entitled to dividends and other rights in respect of the Security and also to receive and certify the receipt of dividends and other sums of money in connection with the said Security; however, such person shall not be entitled to receive notices of the convening of General Meetings of the Company or to participate or vote therein or to exercise any right conferred by the Security with the exception of the aforementioned rights, pending the registration of such person in the Register of Members.

19.	Issuance of Shares

The number of shares, and other securities convertible or exercisable into shares, issued by the Company shall not exceed a maximum amount equal to the registered share capital of the Company; for this purpose, securities convertible or exercisable into shares, shall be considered as having been converted or exercised on the date of issuance.

IV  GENERAL MEETINGS

20.	Annual Meeting

20.1.
An Annual Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual  Meeting) and at such place as may be determined by the Board.

20.2.	The Annual Meeting shall:

20.2.1.	Discuss the audited financial statements of the Company for the last fiscal year;

20.2.2.	Appoint auditors and establish their remuneration, or empower the Board to establish their remuneration;

20.2.3.	Appoint the directors as stipulated in Article 32 below, and establish their remuneration;

20.2.4.	Discuss any other business to be transacted at a General Meeting according to the Articles or by operation of law.

21.	Extraordinary Meeting

21.1.	All General Meetings other than Annual Meetings shall be called “Extraordinary Meetings”.

21.2.	The Board may, whenever it thinks fit, convene an Extraordinary Meeting, and shall be obligated to do so upon receipt of a requisition in writing in accordance with Section 63 of the Law.

21.3.	Members of the Company shall not be authorized to convene an Extraordinary Meeting except as provided in Section 64 of the Law.

22.	Notice of General Meetings

22.1.
Prior to any General Meeting, a written notice thereof shall be made public as required by Law. Such notice shall specify the place, the day and the hour of the General Meeting, the agenda of the meeting and such other information required under law. The notice will be published not less than fourteen (14) days prior to any General Meeting.  The Company shall not be required to deliver notice to each shareholder, except as may be specifically required by Law.

22.2.
Any written notice or other document may be served by the Company upon any member either personally or by sending it by prepaid mail addressed to such member at his address as described in the Register of Members or such other address as he may have designated in writing for the receipt of notices and other documents.

22.3.
Notwithstanding anything to the contrary herein, notice by the Company of a General Meeting which is published in one international wire service shall be deemed to have been duly given on the date of such publication.

23.	Quorum

23.1.
Two or more members present in person or by proxy and holding shares conferring in the aggregate more than twenty-five percent (25%) of the total voting power attached to the shares of the Company, shall constitute a quorum at General Meetings. No business shall be considered or determined at a General Meeting, unless the requisite quorum is present when the General Meeting proceeds to consider and/or determine same business.

23.2.
If within half an hour from the time appointed for the General Meeting a quorum is not present, the General Meeting shall, if convened upon requisition under Section 64 of the Law, be dissolved, but in any other case it shall stand adjourned on the same day, in the next week, at the same time and place. The requisite quorum at an adjourned General Meeting shall be any two or more members, present in person or by proxy. At an adjourned General Meeting the only businesses to be considered shall be those matters which might have been lawfully considered at the General Meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the General Meeting originally called.

24.	Chairman

The Chairman, of the Board, or if there is no such chairman, or if he is not present, any other person appointed by the members present, shall preside as Chairman at a General Meeting of the Company. The Chairman of any General Meeting shall have no additional or casting vote.

25.	Adoption of Resolution at General Meetings

25.1.
A resolution, including, but not limited to, a resolution to amend these Articles and to approve a merger of the Company, shall be deemed adopted at a General Meeting if the requisite quorum is present and the resolution is supported by members present, in person or by proxy, vested with more than fifty percent (50%) of the total voting power attached to the shares whose holders were present, in person or by proxy, at such General Meeting and voted thereon, or such other percentage as is required by these Articles or by the Law.

25.2.	Any proposed resolution put to vote at a General Meeting shall be decided by a poll.

25.3.
Subject to approval by a General Meeting at which the requisite quorum is present, the chairman is obligated at the request of the General Meeting, to adjourn the General Meeting, and the adjourned meeting shall convene at such date and place as is decided by the General Meeting. If the General Meeting is adjourned by more than twenty-one (21) days, a notice of the adjourned meeting shall be given in the manner set forth in Sections 67 through 69 of the Law. An adjourned meeting may only transact such business as left unfinished at the original meeting.

25.4.
A declaration by the Chairman of the General Meeting that a proposed resolution has been adopted or rejected, shall constitute conclusive evidence of the adoption or rejection, respectively, of same resolution, and no further proof verifying the contents of such declaration or the number or proportion of the votes recorded in favor of or against such resolution shall be required.

25.5.
Notwithstanding anything to the contrary herein, for so long as the Shareholders Agreement is in effect, at the written request of any two directors with respect to any proposed action or transaction described below, such action or transaction shall require the approval of the General Meeting by a resolution supported by members present, in person or by proxy, vested with at least 50.1% of the outstanding shares of the Company, or by such higher approval threshold as may be required by Law:

25.5.1.
any transaction of the Company or of a subsidiary of the Company with (i) an Officer of the Company or a nominee to become a director of the Company, (ii) a shareholder of the Company which owns 5% or more of its outstanding share capital, (iii) a family member of the first degree of any of the foregoing persons or (iv) an Affiliate of any of the foregoing.  “Officer” shall have the meaning of “office holder” under the Law. “Affiliate” shall mean, with respect to any party, any person (a) in which such party, directly or indirectly, owns at least majority interest (both economic and voting), (b) which directly or indirectly owns a majority interest (both economic and voting) in such party, or (c) which, directly or indirectly, is in Control of or is Controlled by such party. “Control” shall mean, with respect to a person that is a corporation, the ownership, directly or indirectly, of voting securities of such person carrying more than 50% of the voting rights attaching to all voting securities of such person which are sufficient, if exercised, to elect a majority of its board of directors, and in relation to a person that is a partnership, limited partnership, business trust or other similar entity, the ownership, directly or indirectly, of voting securities of such person carrying more than 50% of the voting rights attaching to all voting securities of the person or the ownership of other interests entitling the holder to exercise control and direction over the activities of such person;

25.5.2.	any amendment to the Memorandum or these Articles;

25.5.3.	any merger or consolidation of the Company;

25.5.4.	any material change in the Company’s scope of business;

25.5.5.	the voluntary liquidation or dissolution of the Company;

25.5.6.	approval of the Company’s annual budget and business plan, and any material deviation therefrom; and

25.5.7.	any change of the signatory rights on behalf of the Company.

26.	Voting Power

26.1.
Subject to the provisions of Article 27.1 below and subject to any other provision hereof pertaining to voting rights attached or not-attached to shares of the Company, whether in general or in respect of a specific matter or matters, every member shall have one vote for each share registered in his name on the Register of Members, regardless of its denomination or class.

26.2.	In case of equality of votes, the resolution shall be deemed to have been rejected.

27.	Attendance and Voting Rights at General Meeting

27.1.
Unless provided otherwise by the terms of issue of the shares, no member shall be entitled to be present or vote at a General Meeting (or be counted as part of the quorum thereat) unless all amounts due as at the date designated for same General Meeting with respect to his shares were paid.

27.2.
A corporate body being a member of the Company and entitled to vote and/or attend at a General Meeting may exercise such rights by authorizing any person, whether in general or for a specific General Meeting, to be present and/or vote on its behalf. Upon the request of the Chairman of the General Meeting, a writing evidence of such authorization and its validity (in a form acceptable to the Chairman) shall be furnished thereto.

27.3.	A member entitled to vote and/or attend at a General Meeting may appoint a proxy, whether is general or for a specific General Meeting, to exercise such rights, in a form approved by the Board.

27.4.
The instrument appointing a proxy shall be delivered to the Company not later than forty-eight (48) hours before the time designated for the General Meeting at which the person named in the instrument proposes to vote and/or attend.

27.5.	A member entitled to vote and/or attend at a General Meeting and is legally incapacitated, may exercise such rights by his custodian.

27.6.
If two or more persons are registered as joint owners of any share, the right to attend at a General Meeting, if attached to such share, shall be conferred upon all of the joint owners, but the right to vote at a General Meeting and/or the right to be counted as part of the quorum thereat, if attached to such share, shall be conferred exclusively upon the senior amongst the joint owners attending the General Meeting, in person or by proxy; and for this purpose seniority shall be determined by the order in which the names appear on the Register of Members.

27.7.
The voting on the terms of the instrument of proxy shall be legal even in case of prior death or incapacity or bankruptcy of the principal, and in respect of a corporate principal, in case of its winding up or revocation of the instrument of proxy or transfer of the respective share, unless a notice in writing of such death or incapacity or bankruptcy or winding up or revocation of share transfer shall have been received by the Register of Members.

The written notice of revocation of the proxy shall be valid if signed by the principal and received by the Register of Members not later than one hour before the start of voting.

27.8.	No proxy shall be valid after the expiry of 12 months from the date of its issue.

V  BOARD OF DIRECTORS

28.	Powers of the Board

28.1.
The Board shall be vested with the exclusive authority to exercise all of the Company’s powers which are not, by Law, the Memorandum (for as long as it is in effect), the Articles or any applicable law, required to be exercised by the General Meeting, the General Manager, or any other organ of the Company as such term is defined in the Law.

28.2.	The Board shall set the policy guidelines for the Company and shall supervise the performance and activities of the General Manager.

29.	Exercise of Powers of the Board

29.1.
The powers conferred upon the Board shall be vested in the Board as a collective body, and not in each one or more of the directors individually, and all such powers may be exercised by the Board by adopting resolutions in accordance with the provisions of the Articles.

29.2.
Except as otherwise required by these Articles, a resolution shall be deemed adopted at a meeting of the Board if supported by a majority of the directors attending such meeting and entitled to vote thereon. The Chairman of the Board shall have no casting vote, except as set forth in Article 41.2.

29.3.	The Board may hold meetings using any means of communication, provided that all of the directors participating can simultaneously hear one another.

29.4.	The Board may adopt resolutions without convening a meeting, as provided in the Law.

30.	Committees of Directors

30.1.
The Board may, subject to Section 112 of the Law, delegate any or all of its powers to committees, each consisting of two or more directors, one of which shall be an External Director, and it may, from time to time, revoke or alter the powers so delegated. Without derogating from the generality of the foregoing, subject to the Law, the Board may delegate to a committee its power to approve the terms of compensation of officers. Each committee shall, in the exercise of the powers so delegated, conform to any regulations and conditions prescribed by the Board upon the delegation or at any other time. Each resolution adopted by a committee within the powers delegated to it by the Board shall be deemed to have been held by the Board.

30.2.	The Board will appoint from among its members an audit committee. All External Directors shall be members of the audit committee.

30.3.
The provision of the Articles with respect to the meetings of the Board, their convening and adoption of resolutions thereat shall apply, mutatis mutandis, to the meetings of any such committee, unless otherwise prescribed by the Board.

31.	Number of Directors

Unless otherwise prescribed by a resolution adopted at a General Meeting, the Board shall consist of not less than four (4) nor more than eight (8) directors (including the External Directors appointed as required under the Law).

32.	Appointment and Removal of Directors

32.1.
The directors shall be elected annually at a General Meeting as aforesaid and shall remain in office until the next Annual Meeting at which time they shall retire, unless their office is vacated previously as stipulated in the Articles, provided however that the External Directors shall be appointed, and shall remain in office, as prescribed in the Law.

32.2.	The elected directors shall assume office on the day of their election.

32.3.
A retiring director may be reelected. Pending the convening of an Annual Meeting at which the directors are to retire from office, all directors shall remain in office until the convening of the Annual Meeting of the Company except in case of prior vacation of a director’s office according to the Articles.

32.4.	If no directors are elected at the Annual Meeting, all the retiring directors shall remain in office pending their replacement by a General Meeting of the Company.

32.5.
Except with regard to a director whose tenure of office expires upon the convening of a General Meeting or a person recommended by the Board to serve as director, no motions for appointment of a candidate as a director shall be made unless a notice in writing signed by a member of the Company (other than the candidate himself) who is entitled to participate in and vote at the meeting, stating the intent of the said member to propose a candidate for election to the office of director, together with a document in writing by the candidate expressing his consent to be so elected, shall have been received at the office of the Company within a period of not less than forty-eight (48) hours and not more than forty-two (42) days before the appointed date of the General Meeting.

32.6.
The General Meeting may, by way of a resolution, remove a director from office before the expiry of his tenure, and appoint another person to serve as director of the Company in his place, and also appoint a number of directors in the event of the number of directors having decreased below the minimum established by the General Meeting.

32.7.	The provisions of this Article 32 shall not apply to External Directors, whose appointment and removal shall be pursuant to the relevant provisions of the Law.

33.	Qualification of Directors

No person shall be disqualified to serve as a director by reason of his not holding shares in the Company or by reason of his having served as director in the past.

The provisions of this Article 33 shall not apply to External Directors, whose qualifications are as set forth in the relevant provisions of the Law.

34.	Vacation of Director’s Office

The office of a director shall be vacated:

34.1.	Upon his death;

34.2.	On the date at which he is declared a bankrupt;

34.3.	On the date he is declared legally incapacitated;

34.4.	On the date stipulated therefor in the resolution of his election or the notice of his appointment, as the case may be;

34.5.	On the date stipulated therefor in the resolution or notice of his removal or on the date of the delivery of such notice to the Company, whichever is later;

34.6.	On the date stipulated therefor in a written notice of resignation thereby delivered to the Company or upon its delivery to the Company, whichever is later.

34.7.	If he is convicted in a final judgment of an offence of a nature which disqualifies a person from serving as a director, as set forth in the Law.

34.8.	If a court of competent jurisdiction decides to terminate his office, in accordance with the provisions of the Law, in a decision or judgment for which no stay of enforcement is granted.

35.	Remuneration of Directors

The directors shall be entitled to remuneration by the Company for their services as directors. The remuneration may be established as a global sum or as a fee for participation in meetings. In addition to such remuneration, every director shall be entitled to a refund of reasonable expenses for travel, per diem money, and other expenses related to the discharge of his duties as a director.

The provisions of this Article 35 shall not apply to External Directors, whose remuneration shall be in accordance with the relevant provisions of the Law.

36.	Conflict of Interests

The approval of any transaction that involves a conflict of interest with an Officer shall be approved in accordance with the Law and these Articles.

37.	Alternate Director

37.1.
Subject to the approval of the Board, a director may, by delivering a written notice to the Company, appoint an alternate for himself (hereinafter referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. The appointment of the Alternate Director shall be for an indefinite period and for all purposes, unless restricted to a specific period, to a specific meeting or act of the Board, to a specific matter or in any other manner, and same restriction was specified in the appointment instrument or in a written note delivered to the Company.

37.2.
Any notice delivered to the Company pursuant to Article 37.1 shall become effective on the date specified therefor therein or upon delivery thereof to the Company or upon approval of the Board, whichever is later.

37.3.
An Alternate Director shall be vested with all rights and shall bear all obligations of the director who appointed him, provided, however, that he shall not be entitled to appoint an alternate for himself (unless the instrument appointed him expressly provides otherwise), and provided further that the Alternate Director shall have no standing at any meeting of the Board or any committee thereof whereat the director who appointed him is present.

37.4.	The following may not be appointed nor serve as an Alternate Director: (i) a person not qualified to be appointed as a director, (ii) an actual director, or (iii) another Alternate Director.

37.5.
The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 34, and such office shall further be ipso facto vacated if the director who appointed such Alternate Director ceases to be a director.

38.	Meeting of the Board

38.1.	Subject to Articles 40 and 41 below, the Board may meet, adjourn its meeting and otherwise determine and regulate such meetings and their proceedings as it deems fit.

38.2.
Upon the vacation of the office of a director, the remaining directors may continue to discharge their functions until the number of remaining directors decreases below the minimum established in the Articles. In the latter case the remaining directors may only act to convene a General Meeting of the Company.

38.3.
The Board, by unanimous approval of all directors then in office, may at any time appoint any person to serve as director as replacement for a vacated office or in order to increase the number of directors, subject to the condition that the number of directors shall not exceed the maximum established in these Articles. Any so appointed director shall remain in office until the next Annual Meeting, at which he may be reelected.

39.	Convening Meetings of the Board

39.1.
The Chairman of the Board may, at any time, convene a meeting of the Board, and shall be obliged to do so (i) at least once every three months, (ii) upon receipt of a written demand from any one director, or (iii) in accordance with Section 122(4) or 169 of the Law. In the event there is no such Chairman or a meeting of the Board was not convened to a date which is no later then ten (10) days following delivery of such written demand or receipt of the relevant notice or report, any of the abovementioned directors may convene a meeting of the Board.

Convening a meeting of the Board shall be made by delivering a notice thereof to all of the directors within a reasonable length of time prior to the date thereof. Such notice shall specify the exact time and place of the meeting so called and a reasonably detailed description of the all of the issues on the agenda for such meeting. In urgent situations, a meeting of the Board can be convened without any prior notice with the consent of a majority of the directors.

39.2.
A resolution adopted at a meeting of the Board, which had not convened in accordance with the necessary requirements set forth in the Law or these Articles may be invalidated in accordance with the applicable provisions of the Law.

39.3.
A director may waive his right to receive prior notice of any meeting, in general or in respect of a specific meeting, and shall be deemed to have waived such right with respect to any meeting at which he was present.

40.	Quorum

A majority of the number of directors then in office and entitled to participate in the discussion shall constitute a quorum at meetings of the Board, except if and as otherwise required in accordance with the Law. No business shall be considered or determined at any meeting of the Board unless the requisite quorum is present when the meeting proceeds to consider or determine same business.

41.	Chairman of the Board

41.1.
The Board may from time to time elect one of its members to be the Chairman of the Board, remove such Chairman from office and appoint another in his place. However, the General Manager shall not serve as the Chairman of the Board, nor shall the Chairman of the Board be vested with the powers designated to the General Manager, except in accordance with Section 121(3) of the Law. The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if he is not present or he is unwilling to take the chair at any meeting, the directors present shall elect one of their members to be chairman of such meeting.

41.2.
The Chairman of the Board shall have no casting vote, unless (i) the Chairman of the Board is then Mr. Shlomo Nehama and (ii) Nechama Investments, together with any Affiliates thereof, then holds at least 25.05% of the outstanding shares of the Company. Notwithstanding the foregoing, in case Mr. Shlomo Nehama elects to exercise his casting vote in respect of a specific resolution brought before the Board (the “Triggering Resolution”), then (a) prior to such exercise, Nechama Investments shall be required to trigger the “Buy Me Buy You” mechanism set forth in Section 6 of the Shareholders Agreement as an Offering Party (as defined in the Shareholders Agreement), whereby the Triggering Resolution will be pending until the consummation of the sale of the Restricted Shares (as defined in the Shareholders Agreement) of one party to the Shareholders Agreement to the other party of the Shareholders Agreement in accordance with such “Buy Me Buy You” mechanism; and (b) in the event that three (3) directors of the Company so require, the Triggering Resolution shall be conditioned upon the approval of the General Meeting pursuant to Article 25.1. Upon a transfer of the Restricted Shares by Kanir to third party in accordance with the terms of the Shareholders Agreement, the casting vote of the Chairman of the Board shall expire.

VI  GENERAL MANAGER

42.	General Manager

42.1.
The Board shall appoint one or more persons, whether or not directors, as General Manager(s) of the Company, either for a definite period or without any limitation of time, and may confer powers, authorities and rights and/or impose duties and obligations upon such person or persons and determine his or their salaries as the Board may deem fit and subject to the provisions of the Law.  Subject to the Law, the Board may delegate to the General Manager its power to approve the terms of compensation of other officers.

VII  MINUTES OF THE BOARD

43.	Minutes

43.1.
The proceedings of each meeting of the Board and meeting of committee of the Board shall be recorded in the minutes of the Company. Such minutes shall set forth the names of the persons present at every such meeting and all resolutions adopted thereat and shall be signed by the chairman of the meeting.

43.2.	All minutes approved and signed by the chairman of the meeting or the Chairman of the Board, shall constitute prima facie evidence of its contents.

VIII  INTERNAL AUDITOR

44.	Internal Auditor

44.1.	The Board shall appoint an internal auditor in accordance with the provisions of the Law.

44.2.
The Internal Auditor shall submit to the audit committee a proposal for an annual or periodic work program for its approval. The Audit Committee shall approve such proposal subject to the modifications which it considers necessary.

44.3.	The General Manager shall be in charge of and supervise the Internal auditor’s performance of its obligations.

IX  DIVIDENDS AND PROFITS

45.	Declaration of Dividends

45.1.
The Board may, from time to time, subject to the provisions of the Law, declare a dividend at a rate as the Board may deem considering the accrued profits of the Company as set forth in its financial statements, and provided that the payment of such dividends will not reasonably prevent the Company from meeting its current and expected liabilities.

45.2.
Subject to any special or restricted rights conferred upon the holders of shares as to dividends, all dividends shall be declared and paid in accordance with the paid-up capital of the Company attributable to the shares in respect of which the dividends are declared and paid. The paid-up capital attributable to any share (whether issued at its nominal value, at a premium or at a discount), shall be nominal value of such share. Provided, however that if the entire consideration for same share was not yet paid to the Company, the paid-up capital attribute thereto shall be such proportion of the nominal value as the amount paid to the Company with respect to the share bears to its full consideration, and further provided the amounts which have been prepaid on account of shares and the Company has agreed to pay interest thereon shall not be deemed, for the purposes of this Article, to be payments on account of such shares. In the event no amount has been paid with respect to any shares whatsoever, dividends may be declared and paid according to the nominal value of the shares.

45.3.	Notice of the declaration of dividends shall be published as required by applicable law.

46.	Rights to Participate in the Distribution of Dividends

46.1.
Subject to special rights with respect to the Company’s profits to be conferred upon any person pursuant to these Articles and the Law, all the profits of the Company may be distributed among the members entitled to participate in the distribution of dividends.

46.2.
Notwithstanding for foregoing, a holder of shares shall not be attributed with the right to participate in the distribution of dividends the record date for which preceded the date of issuance of such shares.

47.	Interest on Dividends

The Company shall not be obligated to pay, and shall not pay interest on declared dividends.

48.	Payment of Dividends

Subject to Article 49, a declared dividend may be paid by wire transfer or a check made to the order of the person entitled to receive such dividend (and if there are two or more persons entitled to the dividend in respect of the same share - to the order of any one of such persons) or to the order of such person as the person entitled thereto may direct in writing. Same check shall be sent to the address of the person entitled to the dividend, as notified to the Company.

49.	Payment in Specie

Upon the recommendation of the Board, dividends may be paid, wholly or partly, by the distribution of specific assets of the Company and/or by the distribution of shares and/or debentures of the Company and/or of any other company, or in any combination of such manners.

50.	Setting-Off Dividends

The Company’s obligation to pay dividends or any other amount in respect of shares, may be set-off by the Company against any indebtedness, however arising, liquidated or non-liquidated, of the person entitled to receive the dividend.

The provisions contained in this Article shall not prejudice any other right or remedy vested with the Company pursuant to the Articles or any applicable law.

51.	Unclaimed Dividends

51.1.
Dividends unclaimed by the person entitled thereto within thirty (30) days after the date stipulated for their payment, may be invested or otherwise used by the company, as it deems fit, until claimed; but the Company shall not be deemed a trustee in respect thereof.

51.2.	Dividends unclaimed within the period of seven (7) years from the date stipulated for their payment, shall be forfeited and shall revert to the Company, unless otherwise directed by the Board.

52.	Reserves and Funds

52.1.
The Board may, before recommending the distribution of dividends, determine to set aside out of the profits of the Company or out of an assets revaluation fund and carry to reserve or reserves such sums as it deems fit, and direct the designation, application and use of such sums. The Board may further determine that any such sums which it deems prudent not to distribute as dividends will not be set aside for reserve, but shall remain as such at the disposal of the Company.

52.2.	The Board may, from time to time, direct the revaluation of the assets of the Company, in whole or in part, and the creation of an assets revaluation fund out of the revaluation surplus, if any.

53.	Capitalization of Profits

53.1.
The Board may capitalize all or any part of the sums or assets allocated to the credit of any reserve fund or to the credit of the profit and loss account or being otherwise distributable as dividends (including sums or assets received as premiums on the issuance of shares or debentures), and direct accordingly that such sums or assets be released for distribution amongst the members who would have been entitled thereto if distributed by way of dividends and in the same proportion; provided that same sums or assets be not paid in cash or in specie but be applied for the payment in full or in part of the unpaid consideration of the issued shares held by such members and/or for the payment in full of the consideration (as shall be stipulated in said resolution) for shares or debentures of the Company to be issued to such members subsequent to the date of said resolution, credited as fully paid up.

53.2.
In the event a resolution as aforesaid shall have been adopted, the Board shall make all adjustments and applications of the moneys or assets resolved to be capitalized thereby, and shall do all acts and things required to give effect thereto. The Board may authorize any person to enter into agreement with the Company on behalf of all members entitled to participate in such distribution, providing for the issuance to such members of any shares or debentures, credited as fully paid, to which they may be entitled upon such capitalization or for the payment on behalf of such members, by the application thereto of the proportionate part of the money or assets resolved to be capitalized, of the amounts or any part thereof remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding upon all such members.

X   ACCOUNTING BOOKS

54.	Accounting Books

54.1.
The Board shall cause the Company to hold proper accounting books and to prepare an annual balance sheet, a statement of Profit and Loss, and such other financial statements as the Company may be required to prepare under law.

The accounting books of the Company shall be held at the office or at a place deemed fit by the Board, and they shall be open to inspection by the directors.

54.2.
The Board may determine at its sole discretion the terms on which any of the accounts and books of the Company shall be open to inspection by members, and no member (other than a director) shall be entitled to inspect any account or ledger or document of the Company unless such right is granted by law or by the Board.

54.3.
At least once a year, the Board shall submit to the Annual Meeting financial statements for the period from the previous statement as required by Law. The balance sheet shall be accompanied by an auditors’ report, if available.

54.4.	The Company shall not be required to send copies of its financial statements to members.

XI  BRANCH REGISTERS

55.	Authority to keep Branch Registers

The Company may keep branch registers in any reciprocal state.

56.	Provisions in respect of keeping Branch Registers

Subject to the provisions contained in the Law, the Board shall be authorized to make such rules and procedures in connection with the keeping of branch registers as it may, from time to time, think fit.

XII  SIGNATURES

57.	The Company’s Signature

57.1.	A document shall be deemed signed by the Company upon the fulfillment of the following:

57.1.1.	It bears the name of the Company in print;

57.1.2.	It bears the signature of one or more persons authorized therefor by the Board; and

57.1.3.	The act of the person authorized by the Board as aforesaid was within its authority and without deviation therefrom.

57.2.	The signatory rights on behalf of the Company shall be determined by the Board.

57.3.
An authorization by the Board as provided in Article 57.2 may be for a specific matter, for a specific document or for a certain sort of document or for all the Company’s documents or for a definite period of time or for an unlimited period of time, provided that any such authority may be terminated by Board, at will.

57.4.	The provisions of this Article shall apply both to the Company’s documents executed in Israel and the Company’s documents executed abroad.

XIII   NOTICES

58.	Notices in Writing

58.1.	Notices pursuant to the Law, the Memorandum and the Articles shall be made in the manner prescribed by the Board from time to time.

58.2.	Unless otherwise prescribed by the Board, all notices shall be made in writing and shall be sent by mail.

59.	Delivery of Notices

59.1.	Each member and each director shall notify the Company in writing of his address for the receipt of notices, documents and other communications relating to the Company, its business and affairs.

59.2.
Any notice, document or other communication shall be deemed to have been received at the time received by the addressee, or if sent by registered mail, within three (3) days from its dispatch, whichever is earlier.

59.3.
The address for the purposes of Article 59.2 shall be the address furnished pursuant to Article 59.1, and the address of the Company for the purposes of Article 59.2 shall be its registered address or principal place of business.

XIV  INDEMNITY AND INSURANCE

60.	Indemnity of Officers

60.1.
The Company may indemnify an Officer to the fullest extent permitted by law. Without derogating from the aforesaid, the Company may, from time to time and subject to any provision of law, indemnify an Officer in respect of a liability or expense set out below which is imposed on him or incurred by him as a result of an action taken in his capacity as an Officer of the Company:

60.1.1.	monetary liability imposed on him in favor of a third party by a judgment, including a settlement or a decision of an arbitrator which is given the force of a judgment by court order;

60.1.2.
reasonable litigation expenses, including legal fees, incurred by the Officer as a result of an investigation or proceeding instituted against such Officer by a competent authority, which investigation or proceeding has ended without the filing of an indictment or in the imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law) or in connection with an administrative enforcement proceeding or a  financial sanction. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Officer in favor of an injured party as set forth in Section 52[54](a)(1)(a) of the Israeli Securities Law, 1968 (as amended, the “Securities Law”), and expenses that the Officer incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law or in connection with Article D of Chapter Four of Part Nine of the Companies Law, including reasonable legal expenses, which term includes attorney fees;

60.1.3.
reasonable litigation expenses, including legal fees, which the Officer has incurred or is obliged to pay by the court in proceedings commenced against him by the Company or in its name or by any other person, or pursuant to criminal charges of which he is acquitted or criminal charges pursuant to which he is convicted of an offence which does not require proof of criminal intent; and

60.1.4.
Expenses, including reasonable legal fees, including attorney fees, incurred by the Officer with respect to a proceeding in accordance with the Restrictive Trade Practices Law, 1988 (as amended, the “Restrictive Trade Practices Law”).

60.2.	The Company may, from time to time and subject to any provision of the law:

60.2.1.	Undertake in advance to indemnify an Officer of the Company for any of the following:

(i)
any liability as set out in Article 60.1.1 above, provided that the undertaking to indemnify is limited to the classes of events which in the opinion of the Board can be anticipated in light of the Company’s activities at the time of giving the indemnification undertaking, and for an amount and/or criteria which the Board has determined are reasonable in the circumstances and, the events and the amounts or criteria that the Board deem reasonable in the circumstances at the time of giving of the undertaking are stated in the undertaking. The aggregate indemnification amount payable by the Company to all indemnified persons pursuant to all indemnification undertakings issued by the Company on or after June 21, 2018 in respect of any occurrence of the events specified in the exhibit to the indemnification undertaking, shall not exceed 25% of the Company’s shareholders’ equity according to the latest reviewed or audited consolidated financial statements approved by the Company’s Board of Directors prior to the date on which the indemnification amount is paid;

(ii)	any liability stated in Article 60.1.2 through 60.1.4 (inclusive) above;

(iii)	any matter permitted by applicable law.

60.2.2.	indemnify an Officer after the occurrence of the event which is the subject of the indemnity.

61.	Insurance of Officers

The Company may enter into an agreement for the insurance of the liability of an Officer, in whole or in part, with respect to any liability which may imposed upon such Officer as a result of an act performed by same Officer in his capacity as an Officer of the Company, for any of the following:

61.1.1.	A breach of a cautionary duty toward the Company or toward another person;

61.1.2.	A breach of a fiduciary duty toward the Company, provided the Officer acted in good faith and has had reasonable ground to assume that the act would not be detrimental to the Company;

61.1.3.	A monetary liability imposed upon an Officer toward another;

61.1.4.
Reasonable litigation expenses, including attorney fees, incurred by the Officer as a result of an administrative enforcement proceeding instituted against him. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Officer in favor of an injured party as set forth in Section 52[54](a)(1)(a) of the Securities Law and expenses that the Officer incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law or in connection with Article D of Chapter Four of Part Nine of the Companies Law, including reasonable legal expenses, which term includes attorney fees;

61.1.5.	Expenses, including reasonable litigation expenses, including attorney fees, incurred by the Officer with respect to a proceeding in accordance with the Restrictive Trade Practices Law;

61.1.6.	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Officer in the Company.

61A.	Exemption

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Board may resolve in advance to exempt an Officer from all or part of such Officer’s responsibility or liability for damages caused to the Company due to any breach of such Officer’s duty of care towards the Company; provided, however, that the Company may not, subsequent to June 21, 2018, provide exemption letters to an Officer for an action or transaction in which a controlling shareholder (as such term is defined in the Companies Law) or any other Officer (including an Officer who is not the Officer the Company has undertaken to exempt) has a personal interest (as such term is defined in the Companies Law).

XV  WINDING UP

62.	Distribution of Assets

If the Company be wound up, then, subject to provisions of any applicable law and to any special or restricted rights attached to a share, the assets of the Company in excess of its liabilities shall be distributed among the members in proportion to the paid-up capital of the Company attributable to the shares in respect of which such distribution is being made. The paid-up capital attributable to any share (whether issued at its nominal value, at a premium or at a discount), shall be a nominal value of such share, provided, however, that if the entire consideration for same share was not yet paid to the Company, the paid-up capital attributable thereto shall be such proportion of the nominal value as the amount paid to the Company with respect to the share bears to its full consideration.

Exhibit A

Execution Version

SHAREHOLDERS AGREEMENT

This AGREEMENT (the “Agreement”) is made as of March 24, 2008, by and between Kanir Joint Investments (2005) Limited Partnership (“Kanir”), and S. Nechama Investments (2008) Ltd. (“Nechama”) (each of Kanir and Nechama is referred to herein as a “Party” and collectively as the “Parties”).

WHEREAS, Kanir owns 13,649,148 ordinary shares of Nur Macroprinters Ltd. (the “Company”) and 10,483,424 warrants of the Company; and

WHEREAS, the Parties contemplate entering into several transactions so that immediately following such transactions each Party will own approximately 22.7 million ordinary shares of the Company, Kanir will own approximately 13.5 million warrants of the Company and Nechama (directly or by an Affiliate) will own approximately 10.1 million warrants of the Company; and

WHEREAS, the Parties wish to set forth within the framework of this Agreement (a) the terms and conditions under which the Parties shall hold the Company shares and warrants, and (b) their respective relations in their capacity as shareholders of the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as of the date first mentioned above as follows:

1.	Preamble. The Preamble to this Agreement constitutes an integral part of this Agreement.

2.	Sales by Parties; Minimum Holdings:

2.1.
Notwithstanding anything to the contrary in this Agreement, except for the provisions of Section 4.6, 6 and 7.4 below, until 31.3.2010 (the "Lock-Up Period"), none of the Parties shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber any Restricted Shares held by it, except that each Party shall be entitled to pledge the Restricted Shares held by such Party to a bank in order to finance the purchase thereof. “Restricted Shares” shall mean, for each Party (together with its Permitted Transferees pursuant to Section 4.6 below), such number of the Company’s shares constituting 25.05% of the total outstanding shares of the Company. The number of Restricted Shares shall be adjusted upon any issuance by the Company of any shares, including without limitation, upon the exercise of options, rights or warrants, upon the issuance of bonus shares or upon the consummation of stock splits, combinations and the like.

2.2.
During the Lock-up Period, except as set forth in Section 6 and 7.4 below, and following the Lock-up Period for so long as neither Party has sold or otherwise transferred its Restricted Shares to a Proposed Purchaser (as defined in 4.1 below), each Party (together with its Permitted Transferees pursuant to Section 4.6 below) shall hold such number of shares of the Company constituting, at all times, at least 25.05% of the total outstanding shares of the Company. Accordingly, during the periods described in the immediately preceding sentence, if any Party’s share holding in the Company shall decrease below such threshold by dilution or otherwise, then promptly upon learning thereof, such Party shall acquire at least such number of additional shares of the Company to cause such Party to comply with this Section 2.2, by exercising options or warrants or purchasing shares from third parties or otherwise.

3.	Purchase and Sale of Shares by Parties:

Following the date hereof and during the Term (as defined below), each Party shall be entitled to (i) directly or indirectly purchase additional Shares, warrants or other securities of the Company (“Securities”); and (ii) sell Securities other than Restricted Shares (which Restricted Securities may only be sold in accordance with other provisions of this Agreement), following the provision of a seven (7) days prior written notice to the other Party.

4.	Right of First Refusal:

4.1.
If, following the Lock-Up Period, Nechama or Kanir (the “Selling Party”) wishes to sell or otherwise transfer all of such Party’s Restricted Shares (the “Offered Shares”) and shall obtain a bona fide offer (the “Third Party Offer”) from a non-Affiliated potential purchaser (the “Proposed Purchaser”) to purchase all such Offered Shares, then in such an event the Selling Party shall be required to first offer such Offered Shares to the other Party (the “Offeree”). The Selling Party shall send the Offeree a written offer (the “Offer”) in which the Selling Party shall specify the following information: (i) the number of Offered Shares that the Selling Party proposes to sell or transfer to the Proposed Purchaser, the identity of the Proposed Purchaser, the price and payment terms and the other terms and conditions contained in the Third Party Offer; (ii) a representation and warranty that the Offered Shares shall, upon their transfer, be free and clear of all pledges, debts, security interests and other third party interests (“Free and Clear”). For the avoidance of doubt, (a) a Party shall not be entitled to sell and transfer to a Proposed Purchaser part of its Restricted Shares; and (b) no sale shall be done for consideration other than cash.

4.2.	The Offer shall constitute an irrevocable offer made by the Selling Party to sell and transfer to the Offeree the Offered Shares, upon the terms specified in the Offer.

4.3.
If the Offeree wishes to purchase all (but not a part) of the Offered Shares it shall notify in writing the Selling Party of its intent within fourteen (14) days of receipt of the Offer (“Notice of Acceptance”) and the closing of such transaction shall take place within thirty (30) days of receipt of the Notice of Acceptance and the Offered Shares shall be sold and transferred to the Offeree Free and Clear against payment of the consideration as specified in the Offer

4.4.
If the Offeree declines to purchase all of the Offered Shares upon the terms specified in the Offer or does not respond to the Offer within fourteen (14) days of its receipt or if the Offeree fails to consummate the transaction within thirty (30) days of the Notice of Acceptance due to the Offeree’s fault, then in any of such events the Selling Party may sell all (but not a part) of the Offered Shares to the Proposed Purchaser, provided that such sale is consummated (i) in a bona fide transaction, (ii) at a price that is not lower than that specified in the Offer and (iii) subject to payment terms that are no more favorable to the Proposed Purchaser than those specified in the Offer, all within ninety (90) days of the date of the Offer and provided further that the Proposed Purchaser shall join this Agreement in writing and shall assume instead of the Selling Party, all of the rights and obligations of the Selling Party in its capacity as a shareholder of the Company in accordance with the terms of this Agreement. In the event that the sale to the Proposed Purchaser in the manner set forth above is not effected within said ninety (90) days, the right of first refusal described herein shall apply again.

4.5.
A transfer of Control (as defined below) in any legal way in either Party shall be deemed for the purpose of this Agreement as a sale by such Party of all of its Restricted Shares and Sections 4 and 5 shall apply, mutatis mutandis. Each Party which is subject to such transfer of Control shall have the obligation to promptly notify the other Party of such event. Notwithstanding anything to the contrary, a transfer of interests in Kanir among its partners as of the date hereof shall not be deemed a transfer of Control.

4.6.
Notwithstanding anything to the contrary in this Agreement, the rights of the Parties pursuant to the aforesaid provisions of this Section 4 and Section 5 below as well as the restriction under Section 2 above shall not apply with respect to a Permitted Transfer, provided that: (A) the transferee shall join this Agreement in writing and agree to be bound by the terms of this Agreement; and (B) the transferor shall continue to be bound by this Agreement and guarantee the performance by the transferee of its obligations under this Agreement.

For the purpose of this Section 4, the term “Permitted Transfer” means a sale or other transfer of Restricted Shares by a Party to an Affiliate of such Party.

“Affiliate” means, with respect to any Party, any person or legal entity (i) in which such Party, directly or indirectly, owns at least majority (more than 50%) interest (both economic and voting), or (ii) which directly or indirectly owns a majority (more than 50%) interest (both economic and voting) in such Party, or (iii) which, directly or indirectly, is in Control of or is Controlled by such Party.

“Control” means in relation to a person that is a corporation, the ownership, directly or indirectly, of voting securities of such person carrying more than 50% of the voting rights attaching to all voting securities of such person which are sufficient, if exercised, to elect a majority of its board of directors; and (ii) in relation to a person that is a partnership, limited partnership, business trust or other similar entity, the ownership, directly or indirectly, of voting securities of such person carrying more than 50% of the voting rights attaching to all voting securities of the person or the ownership of other interests entitling the holder to exercise control and direction over the activities of such person;

5.	Tag Along:

5.1.
Notwithstanding the provisions of Section 4 above, the Offeree shall, during the fourteen (14) day period in which the Offeree could have provided the Notice of Acceptance pursuant to Section 4 above, have the right to notify the Selling Party of its intent to exercise the Tag Along Right pursuant to this Section 5 above (the “Tag Along Notice”).

5.2.
Following the Tag Along Notice, the Selling Party shall not sell any of the Offered Shares to the Proposed Purchaser, unless the Proposed Purchaser shall purchase from both the Offeree and the Selling Party, at the Offeree’s discretion, either (i) all of their respective Restricted Shares; or (ii) such a number of Restricted Shares equal to the product obtained by multiplying (i) the aggregate number of the Offered Shares, by (ii) a fraction the numerator of which is the number of Restricted Shares owned by the Offeree at the time of the proposed sale to the Proposed Purchaser and the denominator of which is the total number of Restricted Shares owned by both the Offeree and the Selling Party at the time of the proposed sale to the Proposed Purchaser; such sale to be upon the same terms and conditions under which the Selling Party’s Offered Shares shall be sold.

6.	Buy Me Buy You:

6.1.
If following January 1, 2009 (but (subject to Section 7.4 below) there shall be any disagreements between the Parties in relation to the Company or its business activities, then the Parties shall make their best efforts to resolve all such disagreements within thirty (30) days of a notice submitted by any of them to the other Party so requesting. If all the disagreements are not resolved within such thirty (30)-day period, the Parties shall make their best efforts to resolve all such disagreements by mediation. The Parties have selected Ram Caspi and Oded Eran as the mediators for any unresolved disagreements under this Agreement. In the event that any of the said mediators becomes unwilling or unable to serve, his respective firm shall appoint a senior partner as a successor mediator.

6.2.
If all the disagreements are not resolved by mediation within thirty (30) day period as provided in Section 6.1 above, then each of the Parties (the “Offering Party”) shall have the right to notify the other Party (the “Receiving Party”), in writing (the“Notice“) of its demand to purchase all (but not a part) of the other Party’s Restricted Shares, or to sell all (but not a part) of its Restricted Shares to the other Party, at a price per share to be specified in the Notice, payable in cash against the transfer of the relevant shares Free and Clear. Issuing the said Notice shall constitute an irrevocable offer by the Offering Party for all intents and purposes.

6.3.
Within thirty (30) days from the date of receipt of Notice, the Receiving Party shall be obligated to send to the Offering Party a notice indicating whether it shall sell all (but not a part) of its Restricted Shares to the Offering Party or purchase all (but not a part) of the Restricted Shares of the Offering Party, in accordance with the terms set forth in the Notice.

6.4.
Failure on the Receiving Party to respond to the Notice within thirty (30) days from the date of receipt thereof, shall be the same as the Receiving Party’s consent to sell all of its Restricted Shares to the Offering Party, in accordance with the terms set forth in the Notice.

6.5.
If the Receiving Party issues a notice indicating that it wishes to purchase all (but not a part) of the Offering Party's Restricted Shares, as set forth in the Notice, the Parties shall be deemed to have entered into a binding agreement whereby the Receiving Party shall purchase all of the Offering Party’s Restricted Shares in accordance with the terms set forth in the Notice.

6.6.
If the Receiving Party issues a notice indicating that it wishes to sell all (but not a part) of the Receiving Party's Restricted Shares, as set forth in the Notice, the Parties shall be deemed to have entered into a binding agreement whereby the Offering Party shall purchase all of the Receiving Party’s Restricted Shares in accordance with the terms set forth in the Notice.

6.7.
The consummation of the sale transaction shall take place not later than hundred and twenty (120) days from the date of receipt of the Notice (the “Closing Date”). On the Closing Date, the Parties shall simultaneously perform all the acts required for transferring all of the selling party’s Restricted Shares to the purchasing party Free and Clear, in accordance with the terms set forth in the Notice.

7.	Board of Directors and General Meetings:

For the purpose of this Section 6, the following definitions shall apply:

Organizational Documents shall mean the memorandum of association, articles of association, certificate of incorporation, by laws, certificate of designation or other similar constitutional documents of an entity.

Related Party shall mean (1) a director or an officer of the Company or a nominee to become a director of the Company; (2) a shareholder of the Company which owns 5% or more of its issued share capital; (3) a family member of the first degree of any of the foregoing persons; and (4) an Affiliate of any of the foregoing.

Related Party Transaction shall mean any transaction of the Company or of a subsidiary of the Company with a Related Party.

7.1.
Composition of the Board of Directors. The Board of Directors of the Company shall consist of 6 members. Each Party shall be entitled to recommend the appointment of two (2) directors and one (1) independent director to the Board of Directors of the Company and to recommend removing and replacing its respective proposed directors, subject to any applicable law.

7.2.
The Parties shall use their best efforts to ensure that the candidates recommended pursuant to Section 7.1 above shall be appointed as directors of the Company or be removed, as the case may be, and that such recommended directors shall constitute the only members of the Board of Directors of the Company.

7.3.
Chairman of the Board. During a period of five (5) years commencing on the date in which the Parties jointly acquire Control over the Company, Mr. Shlomo Nechama shall be appointed as the Chairman of the Board of the Company. At the expiration of such five (5) years period the Parties shall agree upon the identity of the successor Chairman of the Board of the Company. If Mr. Nechama is unable to perform his duty due to physical or mental incapacity and such inability continues for a period of at least 6 consecutive months, then in such an event the Parties shall agree upon the identity of the successor Chairman of the Board of the Company.

7.4.
Casting Vote. In the event the number of Directors voting for the adoption of a resolution by the Board of Directors equals the number of Directors voting against such resolution, then so long as (i) Nechama holds Restricted Shares constituting at least 25.05% of the outstanding shares of the Company; and (ii) Mr. Shlomo Nechama serves as the Chairman of the Board, the Chairman of the Board shall have a casting vote (the “Casting Vote”). Notwithstanding anything to the contrary, in case Mr. Shlomo Nechama elects to exercise his Casting Vote in respect of a specific resolution brought before the Board of Directors (the “Triggering Resolution”), then (i) prior to such exercise, Nechama shall be required to trigger the Buy Me Buy You mechanism provided in Section 6 hereof as an Offering Party, whereby the Triggering Resolution will be pending until the consummation of the sale of the Restricted Shares of one party to the other party in accordance with such Buy Me Buy You mechanism; and (b) in the event that three (3) directors of the Company so require, the Triggering Resolution shall be conditioned upon the approval of the General Meeting of the Company. Upon a transfer of the Restricted Shares by Kanir to third party in accordance with the terms of this Agreement, the Casting Vote shall expire and the provisions of this Section 7.4 shall be terminated. For the avoidance of doubt it is hereby clarified that Nechama shall be entitled to trigger the Buy Me Buy You mechanism provided in Section 6 hereof as Offering Party, in accordance with this Section 7.4, even prior to January 1, 2009.

7.5.
Scope of Authority of the General Meeting. In addition to those decisions which, under the Organizational Documents of a Company, require approval of the General Meeting of its shareholders, the Parties shall use their best efforts to cause the Articles of the Company to be amended so that a decision or action by or on behalf of the Company on any of the following matters, shall require the approval of holders of 50.1% or more of the outstanding shares of the Company, if so requested by any two (2) members of the Company’s Board of Directors:

7.5.1.	Related Party Transactions;

7.5.2.	any amendment of the Company’s incorporation documents;

7.5.3.	any merger or consolidation of the Company;

7.5.4.	any material change in the Company’s scope of business;

7.5.5.	the voluntary liquidation or dissolution of the Company;

7.5.6.	approval of the Company’s annual budget and business plan, and any material deviation therefrom; and

7.5.7.	any change of the signatory rights on behalf of the Company.

7.6.
The Parties shall vote all the Company’s shares held by them (whether Restricted Shares or otherwise) as provided in this Agreement and where this Agreement is silent as the Parties shall agree prior to any General Meeting of the Company as to their vote. In the event the Parties do not reach an agreement regarding certain resolution proposed to the General Meeting, The Parties shall vote all of their respective Shares against such proposed resolution.

8.	No Agreements with Other Shareholders:

During the Term, each Party shall be prohibited from entering into, or otherwise being a party to, any Shareholders Agreement with any direct or indirect shareholder of the Company. Each Party represents to the other Party that as of the date of closing of the purchase of the Company’s shares by the parties from the Fortissimo Entities it shall not be a party to any other Shareholders Agreement. “Shareholders Agreement” means any voting or similar agreement, or any agreement relating to the exercise of voting rights in the Company, or any similar undertaking or commitment (including a unilateral commitment), whether in the form of a written instrument or otherwise.

9.	Term of the Agreement:

9.1.
This Agreement shall come into effect as of the date hereof and shall be in full force and effect so long as (a) the Parties hold controlling interest in the Company, or (b) each of the Parties or its successor as provided in Section 4.4 hold all (but not a part) of its Restricted Shares (the “Term”).

9.2.	Upon exercise of the pledge on each Party’s Restricted Shares provided by such Party to Discount Bank for financing the purchase thereof, this Agreement shall be automatically terminated.

10.	Miscellaneous:

10.1.
The Parties undertake that as soon as possible after the acquisition of the Control over the Company, they shall cause the Articles of the Company to be amended so that the revised Articles shall reflect the applicable provisions of this Agreement.

10.2.	Unless the context otherwise requires, this Agreement shall apply to all Securities which are or may be held by either Party during the term of this Agreement.

10.3.
Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.

10.4.
This Agreement shall be governed by the laws of the State of Israel, without regard to the conflict of law provisions thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel.

10.5.
All notices required or permitted hereunder to be given to a Party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed, or (iii) if delivered by air mail, five business days following the date it was sent, to such Party’s address as set forth below or at such other address as such Party shall have furnished to the other Party in writing in accordance with this provision:

If to Kanir:
Kanir Joint Investments (2005) Limited Partnership

25 Nachmani Street
Tel Aviv 66794
Israel (c/o Erdinast, Ben Nathan & Co., Advocates)
Attention: Menahem Raphael
Fax: (972) 3-525-0896

With a Copy to:

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
2 Weizmann Street
Tel Aviv 64239
Israel
Attention: Adam Klein, Adv. & Ido Gonen, Adv.
Fax: (972) 3-6089909

If to Nechama:

c/o Caspi & Co. Law Offices
33Yaavetz Street
Tel Aviv 65258
Israel
Attention: Ram Caspi, Adv.
Fax: +972-3-796-1001

10.6.	Subject to Sections 7.3 and 7.4 above, nothing contained in this Agreement shall be deemed to grant any right to any person or entity that is not a party to this Agreement.

10.7.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.8.
Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.9.
This Agreement together with the documents expressly referred to herein, constitute the entire agreement among the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings among the Parties with respect to such subject matter.

10.10.
No modification, amendment or waiver (each, a “Modification”) of any provision of this Agreement will be effective unless such Modification is approved in writing by all Parties. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10.11.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature Page Follows]

  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Kanir Joint Investments (2005) Limited Partnership
By: KANIR INVESTMENTS LTD. Its General Partner

By:	/s/ Menachem Raphael
Name: Menachem Raphael
Title: Director

By:	/s/ Ran Fridrich
Name: Ran Fridrich
Title: Director

S.Nechama Investments (2008) Ltd.

By:	/s/ Shlomo Nechama
Name: Shlomo Nechama
Title: Director

[Signature Page to Shareholders Agreement dated March 24, 2008]